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                                                                   Exhibit 10.14


December 23, 1999

Lawrence R. Webb
813 N. Martel Avenue
Unit D
Los Angeles, CA  90046

        Re:    Separation Agreement

Dear Larry:

        I am pleased that we have reached agreement on the terms for your separation from employment with Flashcom. Once signed by you, this letter will serve as our final agreement on the following terms:

        1. TERMINATION: Your employment with Flashcom will terminate by mutual [/s/ LRW] agreement effective December 3, 1999, and you are relieved of all duties and responsibilities as of that date. You of course will be paid all salary, accrued vacation, and reimbursable expenses due through that date, regardless of whether you sign this letter.

        2. UNEMPLOYMENT BENEFITS: The Company will not contest your eligibility for unemployment compensation if you report to the State that your employment ended due to a reorganization.

        3. RETURN OF COMPANY PROPERTY: If you have not done so already, you must gather up and return all Company property in your possession or under your control. This includes but is not limited to all keys, credit cards, originals and copies of documents, and all office, computer, or telephone equipment.

        4. SEPARATION BENEFITS: In consideration for your signing this agreement, the Company will provide the following severance pay and benefits once this agreement takes effect:

                A. SALARY CONTINUATION: The Company will continue paying your current base salary through its regular payroll for a period of two [/s/ LRW] months from December 3, 1999, through February 3, 2000, minus appropriate withholding and payroll deductions.

                B. STOCK OPTIONS: Notwithstanding the vesting schedule set forth in your Stock Option Agreement dated as of June 4, 1999, the Company hereby agrees to accelerate the vesting of and make immediately exercisable 10,000 of your outstanding stock options [/s/ LRW] (for 30,000 (thirty thousand) options after giving effect to the three for one split of the outstanding shares of the Company's outstanding stock effective December 7, 1999) effective as of December 3, 1999, and you will thereafter have the right to exercise those options and purchase 10,000 shares of common stock of the Company in accordance with the terms of your Stock Option Agreement and the Company's 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "Plan") as such terms relate to the exercise of vested stock options upon termination of employment. All of your other outstanding options will lapse in accordance with the terms of your Stock Option Agreement and the Plan.



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                C. GROUP MEDICAL CONTINUATION: If you elect to continue your group medical coverage after your termination date, the Company will continue paying the premiums for such coverage until the end of June 2000 or until you become covered by another group medical plan, whichever occurs first. Any further coverage beyond that date will be at your expense.

        5. COOPERATION: You agree to cooperate in assuring a smooth and orderly transition of your duties and responsibilities as specifically requested by the Company, but you are not to report to the Company or take any action on its behalf after your termination date. You and the management of the Company will refrain from making any disparaging comments about the other or from interfering in any way with the other's business or future employment. In responding to inquiries about you from prospective employers, the Company will disclose your dates of employment, title, and final rate of pay, provided you refer all such inquiries to the attention of Human Resources.

        6. FINAL SETTLEMENT: Since these benefits go beyond what you are entitled to under the Company's policies, you agree that this separation agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your dependants may have to date against the Company or any of its parent or affiliated companies and their offices, directors, shareholders, employees, insurors, agents, successors, or assigns, and you agree to dismiss and never to bring any legal or administrative action based on any such claim. This includes but is not limited to claims arising from your hiring, employment, compensation, or termination, or claims for any form of employment discrimination or harassment arising under equal employment laws such as title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act.

        7. CONFIDENTIALITY: You agree to keep this agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law, but you may disclose it to your attorney or accountant.

        8. TRADE SECRETS: During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning its customers and prospects, finances, sales and marketing programs, business plans, personnel, and other subjects. You agree to keep all such information confidential and not to use or disclose it for any purpose after your termination. You must also comply with all applicable laws regarding the use or disclosure of inside information relating to your stock options.

        9. VOLUNTARY AGREEMENT: You acknowledge that you are entering into this agreement freely and voluntarily, with a full understanding of its terms including the release of all claims. You are advised to consult an attorney if you so desire before signing this agreement.

        10. COMPLETE AGREEMENT: You agree that this letter sets forth all of the terms of your agreement with the Company, and supersedes any other agreements you may have with the Company, but that any other agreements you have signed with the Company concerning confidential information or assignment of inventions shall remain in effect.

        11. NO ADMISSION: You acknowledge that this is not an admission of poor performance or wrongdoing by you or the Company, and shall not be used as evidence of guilt.

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If you elect not to sign this letter, you will still receive your final salary and accrued vacation through your termination date, but this agreement will become null and void.

        12. EFFECTIVE DATE: To assure that you agree voluntarily to these terms, including the release of all claims you may have against the Company, you will have a period of twenty-one (21) days after you receive this agreement which to decide whether or not to sign it. Once you have signed this agreement, you will have an additional period of seven (7) days after signing in which to revoke your acceptance by notifying me in writing, and returning any severance benefits you may have received. This agreement will not take effect and you will not be entitled to the severance pay and benefits until that seven day period has lapsed without your revoking your acceptance.

        I will look forward to receiving a signed copy of this agreement. I wish you the best in your future endeavors.

Very truly yours,



/s/  Richard N. Rasmus
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I agree to the terms stated in this letter (with modifications noted).



/s/ Lawrence R. Webb                  Dated:  December 23, 1999
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